TERMINATION AND

SHARE CANCELLATION AGREEMENT

This Termination and Share Cancellation Agreement (the “Agreement”) is entered into as of July 5, 2018 (the “Effective Date”) by and between HypGen, Inc. (formerly, Mega Bridge, Inc.), a Nevada corporation (the “Company”), and Brighton Capital, Ltd., with primary address at 1875 Century Park East Suite 700, Los Angeles, California 90067 (the “Consultant”), with reference to the following:

WHEREAS, Consultant and Company entered into a Consulting Agreement dated June 28, 2017 (the “Consulting Agreement”) pursuant to which the Company agreed to pay Consultant certain monetary and equity compensation in consideration for services to be performed by Consultant;

WHEREAS, in connection with the Consulting Agreement, Company issued to Consultant (i) a Common Stock Purchase Warrant dated June 28, 2017 (the “Warrant”) to purchase up to 10,000,000 shares of Company common stock; and (ii) a Share Certificate in the amount of 6,000,000 shares (the “6M Shares”) of Company common stock dated September 28, 2017 and represented by Share Certificate No. 1038 (the “Share Certificate”);

WHEREAS, the parties desire to rescind and terminate the Consulting Agreement and Warrant, and cancel 5,500,000 of the 6M Shares and to reissue to Consultant a new certificate reflecting the balance of the 6M Shares (“500,000 Shares”)

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of Consultant and the Company, Consultant and the Company hereby agree as follows:

1.               Rescission and Termination of Agreements. As of the Effective Date, (i) the parties mutually agree to the rescission and termination of the Consulting Agreement and Warrant; and (ii) none of the parties shall have any obligations to one another under the Consulting Agreement or Warrant, except as to the 500,000 Shares which shall be deemed to have been issued to Consultant on June 28, 2017 and the $50,000 cash payment made to Consultant pursuant to Section 4(a) of the Consulting agreement which the Consultant earned as if the date of the Consulting Agreement.

2.               Cancellation of 5,500,000 of the 6M Shares. As of the Effective Date, Consultant agrees that 5,500,000 of the 6M Shares is cancelled. Within five (5) days after the Effective Date, Consultant shall deliver to the Company or its transfer agent the Share Certificate representing the 6M Shares along with such stock powers covering the 6M Shares acceptable to the Company's transfer agent and hereby irrevocably instructs the Company and the Company's transfer agent to cancel the certificate for 6M Shares and to reissue a new certificate to Consultant for 500,000 shares as if issued on June 28, 2017. As of the Effective Date, the 6M Shares will no longer be outstanding on the stock ledger of the Company and the Consultant shall no longer have any interest in the 6M Shares except as to the 500,000 Shares which shall be deemed to have been issued to Consultant on June 28, 2017.

3.               Restrictions. In the event that the certificate contains a legend the Company will provide reasonably requested assistance from Consultant for Consultant to have the legend removed at the Consultant’s costs.

4.               Mutual Release. Except with respect to the obligations under this Agreement, the Company and Consultant hereby release and discharge the other party from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, (including attorneys' fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which either party has, or may have had, against the other party, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions, including without limitation any acts or omissions related to or arising under the Consulting Agreement and the Warrant and the Company and Consultant covenant not to sue the other party for any actions taken or failed to be taken pursuant to the Consulting Agreement or the Warrant.

5.       Authority; No Assignment. Each party represents and warrants to the other parties that it has not assigned or sold any of their rights in or to the Consulting Agreement, and Consultant represents and warrants to the Company that it has not assigned or sold any of its rights in or to the Warrant or 6M Shares or Share Certificate. Each party represents and warrants to the other party that it has the authority to enter into and perform its obligations under this Agreement and that this Agreement is enforceable against such party.

6.       Counterparts. This Agreement may be executed in two or more counterparts and may be delivered by facsimile or electronic/PDF transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

7. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. This Agreement can only be modified if mutually agreeable and in writing executed by both parties.

8. Severability. In the event that any term or provision of this Agreement is held invalid, void or unenforceable, then the remainder of this Agreement will not be affected, impaired or invalidated, and each such term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

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9. Governing Law. Regardless of the place of execution or performance, this Agreement and any related indemnification and confidentiality agreements between the parties will be deemed made in California. All actions arising hereunder or in connection herewith will fall under the exclusive jurisdiction and venue of the American Arbitration Association located in Los Angeles, CA and each of the parties hereto hereby agrees to the personal jurisdiction and venue of said arbitrator. The parties hereto agree to service of process by certified mail or receipted courier. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement, or any transaction or conduct in connection herewith, is waived.

10. Indemnification. Company will indemnify and defend Consultant and its officers, directors and employees against any and all loss, liability, cost, damage and reasonable expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and reasonable expenses which the Consultant may suffer or incur by reason of any action, claim or proceeding brought against the Consultant, arising out of or relating in any way to this Termination and Share Cancellation Agreement, the Consulting Agreement, the Warrant or any transaction or action or inaction by the Consultant to the Company, unless such loss, liability, cost, damage or expense shall have been determined to have been caused by willful misconduct or gross negligence of the Consultant. The provisions of this Section shall survive the termination of this Agreement.

CONSULTANT: Brighton Capital Ltd. By: /s/ Jeffery B. Wollin Jeffery B. Wollin	COMPANY: HypGen, Inc. By: /s/ Dr. McCoy Moretz Dr. McCoy Moretz, CEO

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[Attached Notary Acknowledgement]

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